Exhibit 99.1

FOR RELEASE:	July 30, 2012
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
Office: 910-892-7080 and Direct: 910-897-3660 lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

SECOND QUARTER 2012 EARNINGS

Quarter sees improving asset quality, reduction in nonperforming loans, and steady net interest margin,

as well as strong capital ratios.

DUNN, NC … New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, today reported net income of $744,000 for the quarter ended June 30, 2012, and basic and diluted earnings per share of $0.11, compared to a net loss of ($861,000) and basic and diluted losses per share of ($0.13) for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company reported net income of $2.9 million, and basic and diluted earnings per share of $0.41, compared to a net loss of ($740,000) and basic and diluted losses per share of ($0.11) for the same period a year ago.

Total assets for the Company as of June 30, 2012, were $563.0 million, total deposits were $471.2 million, and total loans were $390.4 million, compared to total assets of $629.1 million, total deposits of $538.8 million, and total loans of $458.5 million for the same date in 2011.

Early in the second quarter, New Century completed the sale of its Pembroke and Raeford offices to Lumbee Guaranty Bank, resulting in a one-time gain of $557,000 which was included in non-interest income.

“We are pleased with our second quarter and year-to-date results,” said William L. Hedgepeth, president and CEO of New Century Bancorp and New Century Bank. “Through a focused approach, asset quality has improved, non-performing loans have been reduced, and net interest margin has remained steady. Another positive indicator is that our capital ratios have continued to improve, and we remain well-capitalized which is the highest capital category. As always, we are working to strengthen New Century Bank through the products and services we offer our customers and how we serve them, as well as through a process of continually improving and upgrading our systems. We believe this is critical for remaining a strong community bank as we go forward.”

New Century Bank has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, and a loan production office in Greenville.

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The information as of and for the quarter ended June 30, 2012, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the six months ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2010
Summary of Operations:
Total interest income	$6,325	$6,619	$7,086	$7,584	$7,798	$12,944	$15,713	$16,857
Total interest expense	1,684	1,772	1,903	2,089	2,193	3,457	4,433	4,879

Net interest income	4,641	4,847	5,183	5,495	5,605	9,487	11,280	11,978
Provision for loan losses	23	(2,136)	319	2,194	2,542	(2,113)	3,706	1,909

Net interest income after provision	4,618	6,983	4,864	3,301	3,063	11,600	7,574	10,069
Noninterest income	1,179	626	642	643	892	1,806	1,533	1,342
Noninterest expense	4,629	4,216	4,574	4,114	5,339	8,845	10,417	9,111

Income (loss) before income taxes	1,168	3,393	932	(170)	(1,384)	4,561	(1,310)	2,300
Provision for income taxes (benefit)	424	1,281	333	(148)	(523)	1,704	(570)	769

Net income (loss)	$744	$2,112	$599	$(22)	$(861)	$2,857	$(740)	$1,531

Share and Per Share Data:

Earnings (loss) per share - basic	$0.11	$0.31	$0.09	$(0.00)	$(0.13)	$0.41	$(0.11)	$0.22
Book value per share	7.60	7.49	7.22	7.14	7.08	7.60	7.08	8.19
Tangible book value per share	7.55	7.41	7.14	7.05	6.99	7.55	6.99	8.08
Ending shares outstanding	6,913,636	6,913,636	6,860,367	6,860,367	6,913,636	6,913,636	6,913,636	6,891,784
Weighted average shares outstanding:
Basic	6,913,636	6,859,196	6,860,367	6,861,034	6,913,636	6,913,636	6,913,636	6,842,218
Diluted	6,913,636	6,859,196	6,860,367	6,861,034	6,913,636	6,913,636	6,913,636	6,851,055
Selected Performance Ratios:

Return on average assets	0.53%	1.45%	0.39%	-0.01%	-0.55%	1.00%	-0.24%	0.48%
Return on average equity	5.67%	16.89%	4.80%	-0.18%	-6.82%	11.15%	-2.95%	5.53%
Net interest margin	3.63%	3.64%	3.68%	3.77%	3.84%	3.64%	3.92%	4.04%
Efficiency ratio (1)	79.54%	77.03%	78.52%	67.03%	82.18%	78.32%	81.30%	68.40%
Period End Balance Sheet Data:

Loans, held for sale	$—	$1,552	$—	$—	$—	$—	$—	$—
Loans, net of unearned income	390,403	399,760	417,624	439,410	458,523	390,403	458,523	490,883
Total Earning Assets	514,724	534,057	536,390	564,928	583,854	514,724	583,854	619,867
Other intangible assets	356	516	545	583	622	356	622	776
Total Assets	563,010	580,996	589,651	616,580	629,135	563,010	629,135	663,001
Deposits	471,184	489,966	501,377	527,172	538,812	471,184	538,812	566,031
Short term debt	22,953	23,301	21,877	23,850	23,746	22,953	23,746	20,138
Long term debt	12,372	12,372	14,372	14,372	14,372	12,372	14,372	18,372
Shareholders’ equity	52,541	51,777	49,546	48,949	48,965	52,541	48,965	56,442
Selected Average Balances:

Gross Loans	$396,190	$409,009	$429,642	$449,650	$460,236	$402,600	$463,263	$488,557
Total Earning Assets	514,132	535,317	559,110	578,349	585,273	524,724	579,642	597,852
Other intangible assets	384	533	569	602	640	459	659	813
Total Assets	563,835	585,249	608,118	625,768	631,204	574,225	631,205	638,930
Deposits	471,829	495,649	518,508	534,271	539,690	483,739	577,956	542,152
Short term debt	22,961	23,004	23,476	24,491	23,604	23,719	23,863	25,151
Long term debt	12,372	13,845	14,372	14,372	14,372	12,372	14,372	12,372
Shareholders’ equity	52,774	50,300	49,486	49,855	50,669	51,537	50,525	55,815
Asset Quality Ratios:

Nonperforming loans	$16,579	$19,270	$19,636	$20,116	$16,307	$16,579	$16,307	$13,885
Other real estate owned	3,859	2,391	3,031	3,230	3,380	3,859	3,380	3,215
Allowance for loan losses	9,183	9,568	10,034	10,338	10,378	9,183	10,378	10,006
Nonperforming loans (2) to period-end loans	4.25%	4.82%	4.70%	4.58%	3.56%	4.25%	3.56%	2.83%
Allowance for loan losses to period-end loans	2.35%	2.39%	2.40%	2.35%	2.26%	2.35%	2.26%	2.04%
Delinquency Ratio (3)	0.77%	0.23%	1.02%	0.93%	0.48%	0.77%	0.48%	0.75%
Net loan charge-offs to average loans	-0.42%	-1.64%	0.68%	1.92%	1.94%	0.63%	1.43%	0.73%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.